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                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
    Check the appropriate box:
     / /  Preliminary Proxy Statement
     / / Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     / /  Definitive Proxy Statement
     / /  Definitive Additional Materials
     /X/  Soliciting Material Under Section 240.14a-12


                            DAIN RAUSCHER CORPORATION
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:
     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

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RETIREMENT PLAN TOPS LIST OF EMPLOYEES' ACQUISITION ISSUES
(10/23/00) Of the questions employees have submitted to either the Acquisition Questions e-mail box or the Conference Call Questions e-mail box, nearly a third of the total concerned how the acquisition will affect the Dain Rauscher Retirement and Savings Plan.

That topic was followed by questions about our new logo and corporate identity. There also were numerous questions about the potential for restructuring, layoffs and further acquisitions.

So far, we've received more than 75 questions from employees. We're doing our best to answer all of them. However, your questions are way ahead of our ability to provide answers. In many cases all we can say is a not very satisfying "we don't know."

Here is some additional information about some of your most-asked questions.

ABOUT THE RETIREMENT AND SAVINGS PLAN
Under the plan you're always vested in your own contributions.

According to the plan rules, after five years of service you vest in the company's matching contributions. However, as a result of the acquisition, employees who are eligible to receive any fixed or variable matches made by the company vest immediately in the value of those contributions, even if they have been here for less than five years.

Furthermore, Dain Rauscher will make the variable matching contribution to all eligible employees employed on December 31 based on our performance for 2000. If you receive this contribution it will be fully vested immediately.

ABOUT OUR NEW LOGO, IDENTITY AND MARKETING MATERIALS
We don't yet know what the transaction closing date will be, as it depends on regulatory approvals and SEC review. Consequently, we can't tell when the name of the company will officially change or when we will have an approved logo.

What we do know is:

- We cannot use a new company name on marketing materials until the deal closes. It also remains to be seen whether we have an approved logo by then.
- If you're out of marketing materials and need to order new ones, or if you want to order holiday merchandise for clients, we have to use the existing company name (Dain Rauscher).
- Regardless of when these issues sort themselves out, the company's re-branding will be phased in over time. Don't expect signage to change over night or for all materials to be instantly replaced.

ABOUT ANY RESTRUCTURING, LAYOFFS AND OTHER POTENTIAL ACQUISITIONS
It's natural for people to be concerned about possible job losses and changes, but as we've said before, only a handful of employees' jobs are impacted. We're working with the affected individuals to develop new positions.

You may have heard about restructuring at Dain Correspondent Services and our pending acquisition of Voyageur, an investment management company based in Minneapolis. These events been in the works for a long time, and they aren't related to RBC acquiring Dain Rauscher. In fact, they illustrate RBC's commitment to letting us run our business autonomously and in a way that allows us to achieve our goals for growth.

For the rest of us, it's business as usual ... Operations must still prepare for T+1 and decimalization ... our technology initiatives are continuing ... and we need all of you to help us keep growing our business.


Dain Rauscher will be filing a proxy statement and other relevant documents concerning the acquisition with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's Web site, www.sec.gov. In addition, documents filed with the SEC by Dain Rauscher will be available free of charge from Jennifer Driscoll, director of investor relations.

Dain Rauscher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from


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the stockholders of Dain Rauscher in favor of the acquisition. The directors and executive officers of Dain Rauscher include the following: J.C. Appel, J.E. Attwell, S.S. Boren, D. Collins, F.G. Fitz-Gerald, P.M. Grant, W.F. Mondale,
D.J. Parrin, P.H. Phillippe, C.A. Rundell, Jr., R.L. Ryan, A. R. Schulze, Jr., C.J. Smith , R.A. Tschetter, I. Weiser and K.J. Wessels. Collectively, as of March 2, 2000, the directors and executive officers of Dain Rauscher beneficially owned approximately 8.9% of the outstanding shares of Dain Rauscher common stock. Stockholders of Dain Rauscher may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.